RAIT Financial Trust Announces $100 Million Capital Commitment from Almanac Realty Investors

PHILADELPHIA, PA – October 1, 2012 – RAIT Financial Trust (NYSE: RAS) (“RAIT”) today announced that ARS VI Investor I, LLC (the “Investor”), an affiliate of Almanac Realty Investors, LLC (“Almanac”), has committed to invest $100 million in RAIT. The capital will be utilized to fund RAIT’s expanding loan origination and investment activities, including CMBS and bridge lending. The first $20 million of this commitment is expected to be funded on October 17, 2012. In connection with the funding, RAIT’s Board of Trustees (the “Board”) will appoint Andrew M. Silberstein, a partner of Almanac, to join the Board.

Scott Schaeffer, RAIT’s Chairman and CEO, said, “We are pleased to announce this $100 million commitment from Almanac.  We are seeing excellent lending opportunities and it’s time to once again grow our loan portfolio by utilizing our core commercial real estate lending platform which has been in place since RAIT was founded in 1997.  Almanac’s commitment is indicative of the strength in our platform and provides RAIT with an efficient means to access capital to support our growth initiatives.  We are very focused on investing in RAIT’s traditional commercial real estate lending business and we expect to deploy this capital into investments that will be accretive to both earnings and dividends.”

Andrew M. Silberstein, a partner of Almanac, said, “We are excited about the opportunity to invest in RAIT and this investment signals our confidence in the RAIT management team’s ability to deploy this capital.  RAIT is a seasoned commercial real estate lender, a market leader, and we look forward to seeing RAIT use this capital to expand its depth and reach in the market.”

Investment Summary

•	$100 million investment to be drawn at RAIT’s discretion, subject to customary draw down conditions, from time to time over the next two years for a combination of RAIT securities including the following:

•	4.0 million Series D Cumulative Redeemable Preferred Shares (the “Series D Preferred Shares”) bearing a cash coupon rate initially of 7.5% and increasing at regular intervals thereafter. Ranks on parity with RAIT’s existing outstanding preferred shares. Liquidation preference equal to $26.25 per share for five years and $25.00 per share thereafter.

•	The Series D Preferred Shares will be issued in combination with warrants (the “Warrants”) exercisable for, in the aggregate, up to 9,931,000 of RAIT’s common shares (the “Common Shares”) for an exercise price of $6.00 per Common Share, in each case subject to adjustment.

•	The Series D Preferred Shares will also be issued in combination with Common Shares appreciation rights (“SARs”) with respect to, in the aggregate, up to 6,735,667 Common Shares for an exercise price of $6.00 per Common Share, in each case subject to adjustment. Any SARs exercise may be settled by RAIT with cash or by issuing a note. RAIT will not issue any Common Shares upon exercise of the SARs.

•	Use of proceeds: to fund RAIT’s loan origination and investment activities, including CMBS and bridge lending.

•	The Investor will have the right to designate one member of the Board following the first funding of $20 million, expected on October 17, 2012, and for so long as it maintains a minimum ownership in RAIT’s securities. Mr. Silberstein will serve as this designee.

About RAIT Financial Trust
RAIT Financial Trust is an internally-managed real estate investment trust that provides debt financing options to owners of commercial real estate and invests directly into commercial real estate properties located throughout the United States.  In addition, RAIT is an asset and property manager of real estate-related assets. For more information, please visit www.raitft.com or call Investor Relations at 215.243.9000.

About Almanac Realty Investors
Almanac Realty Investors is a leading provider of growth capital to public and private real estate companies. From the time of its founding in 1981, originally under the name Rothschild Realty, the group has invested $3.1 billion related to a wide array of real estate opportunities. Since 1996, Almanac Realty Investors’ primary investment activity has consisted of making private placement investments into public and private real estate operating companies. To date, Almanac Realty Investors’ investments and commitments total more than $2.7 billion into 30 companies. For more information about Almanac Realty Investors, please visit www.almanacrealty.com.

Forward-Looking Statements and Securities Act Legends

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “will,” “may,” “might” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of RAIT or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: economic and business conditions, both national and in the regions in which RAIT will operate, relating to commercial real estate; the availability of suitable investments at the relevant time; whether all conditions to any drawdown can be satisfied at the relevant time; and existing laws and government regulations and changes in, or the failure to comply with, such laws and regulations. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. RAIT disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

The Series D Preferred Shares, Warrants, the Common Shares underlying the Warrants and SARs have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Please see RAIT’s SEC filings for further important information about this transaction, including additional terms of these securities.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000
aviroslav@raitft.com